Exhibit 10.1

AMENDMENT TO Sales Agreement

This Amendment (this “Amendment”) to the Sales Agreement, dated June 9, 2023 (the “Original Agreement”), by and between Brenmiller Energy Ltd., a company organized under the laws of Israel (the “Company”), and A.G.P./Alliance Global Partners (the “Sales Agent”), is entered into as of June 3, 2026. Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Company and the Sales Agent desire to amend certain provisions of the Original Agreement in connection with the expiration of the Registration Statement (the “Expiring Shelf”) and the filing with the Commission of a new shelf registration statement on Form F-3 to become effective upon the expiration of the Expiring Shelf.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Original Agreement as follows:

1.	Any reference in the Original Agreement to the Registration Statement, the ATM Prospectus, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include (i) any additional shelf registration statement on Form F-3 filed with the Commission for the purpose of replacing the Registration Statement (a “Replacement Shelf”) and (ii) any ATM Prospectus or Prospectus that forms a part of any Replacement Shelf.

2.	Section 7(g) of the Original Agreement is hereby amended and restated as follows:

(g)	Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated in accordance with the provisions of Section 11 hereunder, will pay the following expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Shares, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Placement Shares to the Sales Agent, (iii) the fees and disbursements of the counsel, accountants and other advisors to the Company in connection with the transactions contemplated by this Agreement; (iv) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees (provided, however, that any fees or disbursements of counsel for the Sales Agent in connection therewith shall be paid by the Sales Agent except as set forth in (ix) below), (v) the printing and delivery to the Sales Agent of copies of the Prospectus and any amendments or supplements thereto, and of this Agreement, (vi) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the Exchange, (vii) the fees and expenses of the transfer agent or registrar for the Ordinary Shares; (viii) filing fees and expenses, if any, of the Commission and the FINRA Corporate Financing Department (provided, however, that any fees or disbursements of counsel for the Sales Agent in connection therewith shall be paid by the Sales Agent except as set forth in (viii) herein), and (ix) the Company shall reimburse the Sales Agent for its reasonable and documented out-of-pocket expenses (including but not limited to the Sales Agent’s transaction costs and the reasonable and documented fees and expenses of counsel to the Sales Agent) in an amount not to exceed $50,000 (the “Sales Agent Expenses”), which shall be offset by any out-of-pocket costs and expenses – including legal fees and expenses – incurred in connection with the Company’s letter agreement with A.G.P./Alliance Global Partners dated April 4, 2023, provided further that the Company shall reimburse the Sales Agent for its reasonable and documented out-of-pocket expenses related to annual maintenance of the Agreement (including but not limited to the Sales Agent’s transaction costs and the reasonable and documented fees and expenses of counsel to the Sales Agent) in connection with each Representation Date in an amount not to exceed $5,000 per Representation Date; and provided further that the Company shall reimburse the Sales Agent for its expenses (including but not limited to the reasonable fees and documented out-of-pocket costs and expenses of counsel to the Sales Agent) up to $5,000 for the program “refresh” in connection with the filing of the Replacement Shelf and up to $5,000 for each subsequent program “refresh” (filing of a new registration statement, prospectus, or prospectus supplement relating to the Placement Shares and/or an amendment of this Agreement) executed pursuant to this Agreement.

3.	Section 11(d) of the Original Agreement is hereby amended and restated as follows:

(d)	Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the earlier to occur of (i) issuance and sale of all of the Placement Shares to or through the Sales Agent on the terms and subject to the conditions set forth herein and (ii) the date on which the Registration Statement, including any Replacement Shelf, is no longer effective; provided that the provisions of Section 7(g), Section 9, Section 10, Section 11(f), Section 16, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

4.	Section 17 of the Original Agreement is hereby amended and restated as follows:

17.	Appointment of Agent for Service. The Company has appointed Brenmiller Energy U.S. Inc., located at 21 Morningside Drive, Weatogue, Connecticut 06089, as its agent for service of process in any suit, action or proceeding described in Section 16 and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to, and hereby submits to the personal jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan. The Company represents and warrants that such agent has agreed to act as the Company’s agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

5.	Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Original Agreement shall remain in full force and effect.

6.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.	The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Sales Agent.

8.	This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

COMPANY:

Brenmiller Energy Ltd.

By:	/s/ Ofir Zimmerman
Name:	Ofir Zimmerman
Title:	Chief Financial Officer

Sales Agent:

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

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